EXHIBIT 18


                                DATED 22 MAY 2002

                            OXFORD GLYCOSCIENCES PLC

                                     - AND -

                             DAVID R EBSWORTH, PH.D

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                          DIRECTOR'S SERVICE AGREEMENT

                      ------------------------------------

THIS AGREEMENT is made on the 22nd day of May 2002

B E T W E E N:

Oxford GlycoSciences PLC, a company registered in England, whose registered office is at The Forum, 86 Milton Park, Abingdon, Oxon OX14 4RY ("the Company");

and

David R Ebsworth, Ph.D, of Danziger Strasse 17, 51491 Overath, Germany ("the Executive").

IT IS HEREBY AGREED as follows:

1     Appointment

The Company shall employ the Executive and the Executive shall serve the Company as Chief Executive Officer on and subject to the terms and conditions specified herein ("the Employment").

2     Commencement of Employment

2.1 The Employment commenced on 22 May 2002 ("Commencement Date") and, subject to Clause 18 below, shall continue thereafter until terminated by not less than 12 months' prior written notice given by the Executive to the Company, or 12 months' prior written notice given by the Company to the Executive.

2.2 The Executive's period of continuous employment began on 22 May 2002. No previous employment with any other employer shall be treated as continuous with the Employment.

3     Duties

3.1 The Executive shall be employed in the post of Chief Executive Officer in which capacity he shall:

      3.1.1 from the Commencement Date up to 1 July 2002, devote 20% of his time, attention and skill to his duties hereunder;

      3.1.2 from 1 July 2002, devote all his time, attention and skill to his duties hereunder;

      and shall faithfully and diligently perform such duties and exercise such powers consistent therewith as may from time to time be assigned to or vested in him by the Board or the Company. During the period referred to in Clause 3.1.1, the Executive shall be referred to as Chief Executive Designate.

3.2 The Executive shall obey the reasonable and lawful orders of the Board, as consistent with this agreement, given by or with the authority of the Board, and shall comply with all the Company's rules, regulations, policies and procedures from time to time in force.

3.3 The Executive may be required in pursuance of his duties to perform services not only for the Company but also for any Associated Company and, without further remuneration (except as otherwise agreed), to accept any such office or position in any Associated Company which is consistent with his position with the Company, as the Board or the Company may from time to time reasonably require. The Company may at its sole discretion assign the Executive's employment to any Associated Company on the same terms and conditions as set out herein.

3.4 The Executive's normal working hours shall be 8.30am to 5.00pm Monday to Friday, and such additional hours (without further remuneration) as are necessary for the proper performance of his duties of employment.

4     Exclusivity of Service

4.1 During the Employment the Executive shall not (without the prior written consent of the Board) directly or indirectly either on his own account or on behalf of any other person, company, business entity or other organisation engage in or be concerned with (whether as an employee, officer, director, agent, partner, consultant or otherwise) any other business, or accept any other engagement or public office PROVIDED THAT the Executive may hold up to 5% of any securities in a company which is quoted on any recognised Stock Exchange. It is agreed that the Executive shall be entitled to continue to maintain his current Directorships on the Boards of SkyePharma plc and Curagen Corporation provided that the Executive will periodically (but in any event at least annually) review such Directorships with the Chairman to determine whether any conflict of interest has arisen or is likely to arise or time committed to such Directorships becomes an issue in relation to the Executive carrying out his duties and obligations as Chief Executive Officer of the Company. If the Chairman reasonably determines that either of such conditions exist, the Executive agrees to step down from the relevant Directorship(s). The Executive may only accept other Directorships with the prior consent of the Chairman.

4.2 Subject to any written regulations issued by the Company which are applicable to him, the Executive or his Immediate Relatives shall not be entitled to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by him) by or on behalf of the Company or any Associated Company and if he, his Immediate Relatives or any company or business entity in which he is interested, shall directly or indirectly obtain any such discount, rebate, commission or other benefit he shall forthwith account to the Company or Associated Company for the amount received or value of the benefit so obtained. For the avoidance of doubt, this shall not preclude the Executive from accepting reasonable corporate hospitality offered to the Executive in the ordinary course of business provided that the Executive notifies the Board of any hospitality so accepted, if requested.

4.3 The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which he is aware there is, or there might be, a conflict of interest between the Company or any Associated Company, and the Executive or his Immediate Relatives, and he agrees to disclose fully to the Company any such circumstances which may arise during the Employment of which he becomes aware.

5     Remuneration

5.1 The Company shall pay to the Executive a base salary of (pound)375,000 per annum, payable monthly in arrears by equal instalments. The Board will review the Executive's salary annually in January and the first such review will take place in January 2003. The Board will review the Executive's salary for the purpose of increasing salary or nil increase, but shall not decrease it.

5.2 The Executive shall also be entitled to receive further remuneration by way of a bonus calculated in accordance with the rules of the bonus scheme from time to time in force. The Company reserves the right to substitute for the bonus scheme an alternative scheme. Payment of a bonus in any year shall not entitle the Executive to a bonus or to a particular amount by way of bonus in future years.

      The bonus payable to the Executive under this Clause 5.2 shall be calculated according to the following formula:

      (A x B) x C

      Where:

      A equals 50% of the Executive's basic salary.

      B equals a percentage that shall be calculated by reference to the overall company situation as determined by the Board in its absolute discretion,

      C equals a percentage that shall be known as the bonus multiplier, the amount of which shall be notified to the Executive following his annual performance reviews. The amount of the bonus multiplier shall be determined by the Company in its absolute discretion and shall be based on the Company's judgement of the Executive's performance in achieving performance objectives applicable to him. Details of the performance objectives shall be notified to the Executive separately.

      If the Executive's Employment is terminated, any bonus payment due for the year of termination will be pro-rated in accordance with his length of service in the year of termination.

5.3 For the year ended 31 December 2002, the Executive shall receive a guaranteed bonus equal to one half of the bonus stated in Clause 5.2, pro rated on the basis of length of full time employment served during such period. In addition, the Executive shall be entitled to be considered for a further bonus payment for such period in addition to the guaranteed bonus at the discretion of the Board.

5.4 The remuneration specified in Clause 5.1 and 5.2 above shall be inclusive of any fees to which the Executive may be entitled as a Director of the Company or of any Associated Company.

5.5 During the period from the Commencement Date up to 1 July 2002, the Executive's basic salary, pension entitlement and car allowance shall be pro-rated at the level of 20% to the full-time entitlement.

6     Expenses

The Company shall reimburse to the Executive (against receipts or other satisfactory evidence) all reasonable business expenses properly incurred and defrayed by him in the course of the Employment, subject to the Company's rules and policies relating to expenses.

7     Relocation and Relocation Payments

7.1 It is a condition of the Executive's employment by the Company that he resides in Oxford or an area within reasonable commutable distance of Oxford within a period of 6 months from 1 July 2002 (or such longer period as may be agreed with the Chairman).

7.2 To the extent that the Executive incurs temporary housing expenses, the Company shall reimburse such expenses to the Executive (against receipts or other satisfactory evidence) for a period of 3 months.

7.3 Where relocation payments are incurred to take up employment, the Company shall reimburse to the Executive (against receipts or other satisfactory evidence) reasonable relocation expenses in accordance with the provisions of IR134. The Company agrees that it will be responsible for any income tax payable by the Executive arising on any relocation expenses reimbursed hereunder.

8     Deductions

The Company shall be entitled at any time during the Employment, or in any event on termination, to deduct from the Executive's remuneration hereunder any monies due from him to the Company including but not limited to any outstanding loans, advances, excess holiday, and any other monies owed by him to the Company.

9     Car Allowance

9.1 The Company shall pay the Executive a car allowance of(pound)1200 per month, in arrears, less normal deductions for Tax and National Insurance.

9.2 If the Executive is absent from work on grounds of sickness or other medical incapacity, he shall be entitled to receive his car allowance for the same period that he is entitled to receive Company Sick Pay as set out in Clause 11.3 below.

10    Place of Work

The Executive's place of work shall be Milton Park or any such place in the United Kingdom as the Company shall from time to time advise him. In the performance of his duties hereunder, the Executive may be required to travel both throughout and outside the United Kingdom.

11    Sickness Benefits

11.1 In case of sickness or other incapacity for work, the Executive must comply with the Company's rules, from time to time in force, regarding sickness notification and doctor's certificates, details of which can be obtained from the Human Resources department.

11.2 The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it, in which event the Company will bear the cost thereof.

11.3 Provided the Executive has complied with the above rules, he will be entitled to receive Company Sick Pay, based on his normal salary for an aggregate period of up to 6 months in any 12 month period.

11.4 When calculating the Executive's normal salary, deductions will be made for any State sickness or other benefits due to the Executive, as well as normal deductions for Tax and National Insurance.

11.5 The Executive will be paid Statutory Sick Pay ("SSP") when he is eligible to receive it under the legislation and regulations from time to time in force. Where Company Sick Pay and SSP fall to be paid for the same day(s) of absence, the Executive will receive the higher of the two sums. Further details about SSP can be obtained from the Human Resources department.

11.6 Whilst absent from work on grounds of sickness or other medical incapacity the Executive shall also be entitled to continuation of Private Medical Insurance, Employer's Pension Contributions and Life Assurance. Permanent Health Insurance ("PHI") cover will be made available under the terms of the scheme from time to time in force.

12    Holidays

12.1 Subject to Clause 12.5 below, the Executive shall be entitled to receive his normal remuneration for all Bank and Public holidays normally observed in England and a further 22 working days' holiday in each holiday year (the period from 1 January to 31 December). The Executive may only take his holiday at such times as are agreed with the Chairman.

12.2 In the holiday years in which the Employment commences or terminates the entitlement to holiday shall accrue on a pro rata basis for each month of service. It is agreed that the Executive may take three weeks paid vacation in August 2002.

12.3 The Company reserves the right, at its sole discretion, to require the Executive to take all or part of any outstanding holiday during any notice period or to make payment in lieu thereof.

12.4 Holiday entitlement for one holiday year can be taken in subsequent holiday years, subject to a maximum of 10 days being carried over and taken before 31 March in the following year. Failure to take accrued holiday does not entitle the Executive to payment in lieu thereof.

12.5 The Executive shall continue to accrue holiday during the first 6 months in aggregate of sick leave during any holiday year; but shall not accrue holiday in respect of any periods of sick leave thereafter.

13    Other Benefits

13.1  The Executive shall be eligible to participate in the Oxford GlycoSciences
      (UK) Ltd Company Pension Scheme ("the Scheme") subject to the terms and conditions of such Scheme from time to time in force. The Executive will receive a contribution of 8.5% of basic salary from the Company, which shall be paid into the Scheme. Details of the Scheme can be obtained from the Human Resources department. The Company reserves the right to substitute another pension scheme for, such Scheme. There is a no contracting-out certificate in force for the Employment in relation to the State Earnings Related Pension Scheme.

13.2 The Executive shall be eligible to participate in the Company's PHI scheme and the Executive, his wife and his children shall be eligible to participate in the Company's medical insurance scheme, subject to the terms and conditions of such schemes from time to time in force. Details of the schemes can be obtained from the Human Resources department. The Company reserves the right to terminate the schemes or substitute other scheme(s) or amend the scale of benefits of the schemes or any substitute scheme(s) including the level of benefits provided that the amended benefits are materially no less advantageous.

13.3 The Company operates two share option schemes (the Oxford GlycoSciences Executive Share Option Scheme and the Oxford GlycoSciences ShareSave Scheme). The invitation to apply for options over shares in the Company and the subsequent grant of options is solely at the discretion of the Board. It is agreed that the Executive will be eligible for annual consideration for additional share option grants at the sole discretion of the Board.

13.4 The Executive will be granted rights over 500,000 share options under the Oxford

      GlycoSciences Executive Share Option Scheme, full details of which will be provided to the Executive upon the commencement of Employment, subject to the following provisions:

      13.4.1 the grant of such options is subject to the approval of the Board of the Company;

      13.4.2 the option price will be calculated as the middle market closing price on the date that the press release announcing the appointment of the Executive is made;

      13.4.3 the grant of such options shall be conditional upon the Executive signing an agreement confirming that he will be responsible for any employer's National Insurance Contributions that may arise upon the exercise of any such options; and

      13.4.4 the options to be granted will be as to 50% Tier 1 options (being 3-year cliff vesting options with no performance criteria) and as to 50% New Category options (being 3-year options with no performance criteria that vest as to one third on each of the first, second and third anniversaries of the grant date).

14    Reasonableness of Restrictions

The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and confidential information belonging to the Company or to Associated Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. The Executive therefore agrees that the restrictions contained or referred to in Clauses 15 and 17 are reasonable and necessary to protect the legitimate business interests of the Company and its Associated Companies both during and after the termination of his employment.

15    Confidentiality

15.1 The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination thereof, directly or indirectly

      15.1.1 use for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or

      15.1.2 disclose to any person, company, business entity or other organisation whatsoever;

      any trade secrets or confidential information relating or belonging to the Company or its Associated Companies including but not limited to any such information relating to its customers, customer lists or requirements, price lists or pricing structures, sales and marketing information, business plans or dealings, employees or officers, source codes and computer systems, software, financial information and plans, designs, formulae, prototypes, product lines, services, research activities, any document marked `Confidential', or any information which has been given to the Company or Associated Company in confidence by customers, suppliers or other persons.

16    Copyright, Inventions and Patents

16.1 All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by the Executive in the course of the Employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

16.2 The Executive hereby irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 that vest in him (whether before, on or after the date hereof) in connection with his authorship of any copyright works in the course of his employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

16.3 The Company and the Executive acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 ("the Act") relating to the ownership of employees' inventions and the compensation of employees for certain inventions respectively.

16.4 The Executive acknowledges and agrees that by virtue of the nature of his duties and the responsibilities arising he has a special obligation to further the interests of the Company within the meaning of Section 39(1)(b) of the Act.

16.5 Any invention, development, process, plan, design, formula, specification, program or other matter or work whatsoever (collectively "the Inventions") made, developed or discovered by the Executive, either alone or in concert, during the course of the Executive's employment shall forthwith be disclosed to the Company and subject to Section 39 of the Act shall belong to and be the absolute property of the Company.

16.6 With respect to those rights in the Inventions which do not belong to the Company pursuant to Clause 16.5 but which were made (wholly or partly, either alone or in concert) using the Company's equipment, or (wholly or partly, either alone or in concert) using information obtained during the course of the Executive's employment, or else are Inventions which are or maybe relevant to or related to the Company's existing or future business (collectively "Executive Rights"), the Executive at the request and cost of the Company (and notwithstanding the termination of his employment) shall forthwith license or assign (as determined by the Company) to the Company the Executive Rights and shall deliver to the Company all documents and other materials relating to the Inventions. The Company shall pay to the Executive such compensation for the licence or assignment as the Company shall determine in its absolute discretion, subject to
      Section 40 of the Act.

16.7 The Executive shall at the request and cost of the Company (and notwithstanding the termination of his employment) sign and execute all such documents and do all such acts as the Company may reasonably require:

      16.7.1 to apply for and obtain in the sole name of the Company alone (unless the Company otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of the Inventions in any country throughout the world and, when so obtained or vested, to renew and maintain the same;

      16.7.2 to resist any objection or opposition to obtaining, and any petitions or applications for revocation of any such patent, registered design or other protection; and

      16.7.3 to bring any proceedings for infringement of any such patent, registered design or other protection.

16.8 The Company shall decide, in its sole discretion, whenever to apply for patent, registered design or other protection in respect of the Inventions and reserves the right to work any of the Inventions as a secret process in which event the Executive shall observe the obligations relating to confidential information which are contained in Clause 15 of this Agreement.

17    Post-Termination Obligations

17.1 The Executive agrees that he will observe the post-termination obligations set out in the Schedule hereto.

17.2 The Executive agrees that in the event of receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in the Schedule annexed hereto, he will forthwith provide to such person, company, business entity or other organisation making such an offer of employment a full and accurate copy of this Agreement signed by the parties hereto.

18    Termination

18.1 Notwithstanding Clause 2 above, the Company may terminate the Employment with immediate effect if the Executive shall at any time:

      18.1.1 be guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach of this Agreement; or

      18.1.2 become bankrupt, apply for or have made against him a receiving order under Section 286 Insolvency Act 1986, or have any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act;

      18.1.3 resign as a director of the Company or any Associated Company (without the Board's written consent); or

      18.1.4      be or become of unsound mind; or

      18.1.5 for an aggregate period of twelve months or more in any period of two consecutive years be incapable of performing his duties hereunder by reason of ill health or other incapacity whether accidental or otherwise; or

      18.1.6 be convicted of an indictable offence resulting in a custodial sentence; or

      18.1.7 directly or indirectly advise or participate or act in concert (within the meaning of the City Code on Take-Overs and Mergers) with any person who makes or is considering making any offer for the issued share capital of the Company, with the exception of a recommended Management Buy-out by the Board of Directors.

      18.1.8      be or become prohibited by law from being a director.

      Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

18.2 On termination of the Employment, the Executive shall forthwith return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Associated Companies (including but not limited to the Company car, keys, credit cards and passes) which are in his possession or under his control. The Executive shall, if so required by the Company, confirm in writing his compliance with his obligations under this Clause 18.2.

18.3  The Executive agrees that the Company may at its absolute discretion:

      18.3.1 give to the Executive compensation in lieu of any notice of termination of employment whether given by the Executive or the Company, to which, for the avoidance of doubt, the Executive shall have no entitlement unless and until the Company notifies the Executive in writing of its decision to make a compensation payment in lieu to him.

      18.3.2 require the Executive not to attend at work and/or not to undertake all or any of his duties hereunder during any period of notice (whether given by the Executive or the Company) provided always that the Company shall continue to pay the Executive's salary and contractual benefits;

18.4 The Company shall have the right to suspend the Executive on full pay pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate pursuant to Clauses 18.1.1 above. Such suspension shall be no longer than is reasonably required in the circumstances.

18.5 The termination of the Employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such termination.

18.6 In the event of termination of the Employment hereunder, however arising, the Executive agrees that he will not at any time after such termination represent himself as still having any connection with the Company or any Associated Company save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

19    Directorships

19.1 The Executive shall forthwith in writing resign from all directorships, trusteeships and other offices he may hold from time to time with the Company or any Associated Company without compensation for loss of office in the event of:

      19.1.1      the termination of his employment; or

      19.1.2 either the Company or the Executive serving on the other notice of termination of the Employment; or

      19.1.3      the Company exercising its rights under Clause 18.3.2 above.

19.2 In the event of the Executive failing to comply with his obligations under Clause 19.1 above, he hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign or execute any documents and/or do all things necessary or requisite to give effect to such resignations as referred to in Clause 19.1 above.

20    Change of Control

20.1 In the event that the Company is the subject of a change of control as defined in Clause 20.3 below the Executive may give written notice to the Company within thirty days after the change of control occurring of his intention to terminate his employment hereunder. The Executive's employment will then terminate three months after receipt by the Company of the said notice and, on the termination of his employment, he will be entitled to receive a payment (which shall be a debt and not damages and not therefore subject to the duty to mitigate) equal to the total of:

      (i) 12 months' salary at the rate in payment as at the termination date;

      (ii) the value over 12 months of any benefits provided by the Company to the Executive (but excluding any value attributable to participation in any share incentive schemes being operated at the termination date by the Company);

      (iii) a pro rata sum in respect of the period of service up to the termination date in the year of termination of employment in respect of any annual bonus for that year (if any is accrued under any bonus scheme which may then be in operation) and

      (iv) a payment in respect of the Executive's future 12 month bonus entitlement equal to the average bonus payment made to the Executive for the previous three years or the actual number of years served by the Executive if less than 3 years;

      (v) to the extent not covered by sub-paragraph (ii) above, a sum equal to 8.5% of his then annual salary at the rate in payment on the termination date, which sum relates to the equivalent of the Executive's 12 month's future pension entitlement.

20.2 For the avoidance of doubt, no entitlements other than those specifically mentioned in Clause 20.1 above shall be taken into account in calculating the payment and pension benefits which the Executive shall be entitled to receive if his employment terminates pursuant to Clause 20.1. Also for the avoidance of doubt, the payments to which the Executive shall be entitled pursuant to Clause 20.1 shall be in addition to any salary payable to the Executive for any period prior to the termination date. In addition, the said payment and pension benefits shall be:

      20.2.1 provided to the Executive in full and final settlement of all claims he has or may have arising out of the termination of his employment;

      20.2.2 conditional on the Executive entering into such further agreements as the Company may require for the purposes of compromising or settling any claims under employment protection legislation.

20.3 For the purposes of Clause 20.1 above, a "change of control" shall occur where:

      20.3.1 there is a transfer of shares to any person, firm or company (other than to an Associate of the Company as defined in the City Code on Takeovers and Mergers) as a result of an offer made to the general body of shareholders of the Company and after such transfer of shares the transferee or any group of persons acting in concert with it (as defined in the City Code on Takeovers and Mergers) has the right to cast on a poll 50% or more of the votes at general meetings of the Company ; or

      20.3.2 substantially all of the business, assets and undertaking of the Company becomes owned by any person, firm or company or any group of them acting in concert, other than an Associated Company

      PROVIDED ALWAYS that a change of control shall not occur for the purposes of this Clause by virtue of a listing of the Company's shares on a Stock Exchange.

21    Liquidation for Reconstruction or Amalgamation

Subject to Clause 20 above, the Executive shall have no claim against the Company if the Employment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that he is offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which taken as a whole are not substantially less favourable than the terms of this Agreement.

22    Grievance and Discipline

If the Executive has any grievance relating to the Employment, he should raise it with the Board, which will deal with the matter by discussion and majority decision of those present and voting (but without the Executive being entitled to vote on that issue).

23    Severability

The various provisions and sub-provisions of this Agreement and the Schedule attached hereto are severable and if any provision or sub-provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions in this Agreement or Schedule.

24    Warranty

The Executive represents and warrants that he is not prevented by any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits him from fully performing the duties of the Employment, or any of them, in accordance with the terms and conditions of this Agreement.

25    Notices

Any notice to be given hereunder may be delivered (a) in the case of the Company by first class post addressed to its Registered Office for the time being and
(b) in the case of the Executive, either to him personally or by first class post to his last known address.

Notices served by post shall be deemed served on the second business day after the date of posting. For the purposes of this clause, "business day" means a day on which banks are open for business in the place of both the posting and the address of the notice.

26    Definitions

In this Agreement the following words and cognate expressions shall have the meanings set out below:

26.1 "Associated Company" includes any firm, company, corporation or other organisation which is: (a) directly or indirectly controlled by the Company; (b) directly or indirectly controls the Company; (c) directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or (d) the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

26.2  "The Board" shall mean the Board of Directors of the Company.

26.3 "Immediate Relatives" shall include wife, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage.

26.4 "Termination Date" shall mean the date upon which the Executive's employment with the Company terminates.

26.5  "Control" has the meaning ascribed by Section 416 Taxes Act 1988.

27    Construction

27.1 The provisions of the Schedule hereto and any additional terms endorsed in writing by or on behalf of the parties hereto shall be read and construed as part of this Agreement and shall be enforceable accordingly.

27.2 The benefit of each agreement and obligation of the Executive under Clause 15 of this Agreement and the Schedule hereto may be assigned to and enforced by all successors and assigns for the time being of the Company and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.

28    Prior Agreements

This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and the Executive all of which shall be deemed to have been terminated by mutual consent. This Agreement constitutes the entire terms and conditions of the Executive's employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

29    Governing Law and Jurisdiction

This Agreement is governed by and construed in accordance with the laws of England. The parties hereto submit to the exclusive jurisdiction of the English Courts.

IN WITNESS whereof the parties hereto have executed this Agreement the day and year first above written.


SIGNED                      )
for and on behalf of        )
OXFORD GLYCOSCIENCES PLC    )           ----------------------------------------
                                        Name:  MICHAEL KRANDA

                                        Title: CEO


SIGNED                      )           David R. Ebsworth
by DAVID R EBSWORTH         )

                                    SCHEDULE

1     Non-Competition

The Executive hereby agrees that he shall not (without the consent in writing of the Board) for a period of 6 months immediately following the Termination Date within either the UK or the Prohibited Area and whether on his own account or in conjunction with or on behalf of any other person, firm, company or other organisation, and whether as an employee, director, principal, agent, consultant or in any other capacity in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:

1.1 the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company during the 12 months immediately preceding the Termination Date;

1.2 the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the 12 months immediately preceding the Termination Date;

      PROVIDED ALWAYS that the provisions of this paragraph 1 shall apply only in respect of products or services with which the Executive was either personally concerned or for which he was responsible whilst employed by the Company during the 12 months immediately preceding the Termination Date.

2     Non-Solicitation of Customers

2.1 The Executive hereby agrees that he shall not for a period of 12 months immediately following the Termination Date whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation and whether as an employee, director, principal, agent, consultant or in any other capacity directly or indirectly (i) solicit or,
      (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer:

2.2 with whom the Executive has had material contact or dealings on behalf of the Company during the 12 months immediately preceding the Termination Date; or

2.3 for whom the Executive was, in a client management capacity on behalf of the Company, directly responsible during the 12 months immediately preceding the Termination Date:

      PROVIDED ALWAYS that the provision of this paragraph 2 shall apply only in respect of products or services with which the Executive was either personally concerned or for which he was responsible whilst employed by the Company during the 12 months immediately preceding the Termination Date.

3     Non-Solicitation of Employees

The Executive hereby agrees that he will not for a period of 12 months immediately following the Termination Date either on his own account or in conjunction with or on behalf of any other person, company, business entity, or other organisation and whether as an employee, principal, agent, consultant or in any other capacity directly or indirectly:

3.1 (i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the Company's or any Associated Company's employment (as applicable) where that person is a Company Employee on the Termination Date;

3.2 be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee on the Termination Date.

4     Associated Companies

4.1 The provisions of paragraphs 4.2 and 4.3 below shall only apply in respect of those Associated Companies (i) to whom the Executive gave his services, or (ii) for whom he was responsible, or (iii) with whom he was otherwise concerned, in the 12 months immediately preceding the Termination Date.

4.2 Paragraphs 1, 2, 3 and 5 in this Schedule shall apply as though references to the "Associated Company" were substituted for references to the "Company". The obligations undertaken by the Executive pursuant to this Schedule shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

4.3   In relation to each Associated Company referred to in paragraphs 4.1 and
      4.2 above, the Company contracts as trustee and agent for the benefit of each such Associated Company. The Executive agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1,2,3 and 5 hereof directly with all or any of such Associated Companies, mutatis mutandis. If the Executive fails, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Executive, to execute all such documents as are required to give effect to the foregoing, on his behalf.

5     Definitions

For the purposes of this Schedule, the following words and cognate expressions shall have the meanings set out below:

5.1 "Associated Company", "Board", "Company" and "Termination Date" shall have the meanings set out in Clause 26 of the Agreement, and shall include their successors in title and assigns (as applicable).

5.2   "Company Employee" means any person who was employed by (i) the Company or
      (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and

      5.2.1 with whom the Executive had material contact or dealings in performing his duties of his employment; or

      5.2.2 who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Associated Company (as applicable); or

      5.2.3 who was a member of the management team of the Company or any Associated Company (as applicable); or

      5.2.4 who was a member of the Company or any Associated Company (as applicable).

5.3 "Customer" shall mean any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

5.4   "Prohibited Area" means:

      5.4.1       the United Kingdom;

      5.4.2 any other country in the world where, on the Termination Date, the Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending within 3 months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the twelve months immediately preceding the Termination Date.

5.5 "Prospective Customer" shall mean any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.